EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Dominari Holdings Inc. and Subsidiaries on Form S-8 (File No. 333-271179, File No. 333-267318, File No. 333-210627, File No. 333-197429, and File No. 333-185524) and Form S-3 ( File No. 333-238172), of our report dated April 1, 2024, with respect to our audits of the consolidated financial statements of Dominari Holdings Inc. and Subsidiaries as of December 31, 2023 and 2022, and for each of the two years ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Dominari Holdings, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

April 1, 2024